(m)(2)(ii)

May 1, 2013

ING Partners, Inc.

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, Arizona 85258

Re:                             Reduction in Fee Payable under the ING Partners, Inc. Distribution Plan

Ladies and Gentlemen:

ING Investments Distributor, LLC (formerly, ING Funds Distributor, LLC) (“IID”) hereby waives a portion of the distribution fee payable under the Distribution Plan (the “Distribution Plan”) to IID for ING Solution Aggressive Portfolio (the “Portfolio”), a series of ING Partners, Inc., in an amount equal to 0.10% per annum on the average daily net assets attributable to Service 2 Class Shares as if the distribution fee specified in the Distribution Plan was 0.15%.  Except as otherwise noted, by this letter, we agree to waive that fee for the period May 1, 2013 through May 1, 2015.

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Sincerely,

		By:	/s/ Todd Modic
Todd Modic
Senior Vice President

Agreed and Accepted:
ING Partners, Inc.

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

7337 E. Doubletree Ranch Rd.	Tel: 480-477-3000	ING Investments Distributor, LLC
Suite 100	Fax: 480-477-2744
Scottsdale, AZ 85258-2034	www.ingfunds.com